Exhibit (a)(5)(E)

For Immediate Release

Forrester Research Announces Final Results

Of “Modified Dutch Auction” Self-Tender Offer

Company Purchases 2,054,732 Shares At $36.00 Per Share

CAMBRIDGE, Mass., May 7, 2013 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced the final results of its “modified Dutch auction” self-tender offer, which expired at 5:00 p.m., New York City time, on May 1, 2013.

Forrester has accepted for purchase 2,054,732 shares of its common stock at a price of $36.00 per share, for a total purchase price of $73,970,352, excluding fees and expenses relating to the self-tender offer. The shares accepted for purchase in the self-tender offer represent approximately 9.1% of Forrester’s currently issued and outstanding common stock. Forrester funded its purchase of shares in the self-tender offer using a portion of its cash, cash equivalents, and marketable investments. After completion of its purchase of shares in the self-tender offer, Forrester remains authorized under its previously announced share repurchase program to repurchase up to approximately an additional $75 million of its common stock. The depositary for the self-tender offer, Computershare Trust Company, N.A., will promptly pay for the shares accepted for purchase pursuant to the terms of the tender offer. Forrester is purchasing all shares validly tendered and not withdrawn in the self-tender offer.

UBS Securities LLC served as dealer manager for the self-tender offer, and Georgeson Inc. served as information agent. Stockholders and investors who have questions or need information about the self-tender offer may call Georgeson Inc. toll-free at +1 888.661.5651.

About Forrester Research

A global research and advisory firm, Forrester serves professionals in 13 key roles across three distinct client segments. Our clients face progressively complex business and technology decisions every day. To help them understand, strategize, and act upon opportunities brought by change, Forrester provides proprietary research, consumer and business data, custom consulting, events and online communities, and peer-to-peer executive programs. We guide leaders in business technology, marketing and strategy, and the technology industry through independent fact-based insight, ensuring their business success today and tomorrow. For more information, visit http://www.forrester.com/.

This press release contains forward-looking statements that involve a number of risks and uncertainties. These include statements about the “modified Dutch auction” self-tender offer. These statements are based on Forrester’s current plans and expectations and

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involve risks and uncertainties that could cause actual future activities or results to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, risks and uncertainties regarding the amount and timing of potential benefits of the tender offer; the amount and timing of future repurchases of Forrester’s common stock; Forrester’s ability to retain and enrich memberships for its research products and services; technology spending; Forrester’s ability to respond to business and economic conditions and market trends; the risks and challenges inherent in international business activities; competition and industry consolidation; the ability to attract and retain professional staff; Forrester’s dependence on key personnel; the possibility of network disruptions and security breaches; and possible variations in Forrester’s quarterly operating results. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the U.S. Securities and Exchange Commission.

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Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2013, Forrester Research, Inc. All rights reserved. Forrester is a registered trademark of Forrester Research, Inc.